EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES CHANGES OF NAME AND TICKER SYMBOL

Midland, Texas (December 1, 2014) - Compressco Partners, L.P. (CSI Compressco or the Partnership) announced that it has changed its name to CSI Compressco LP, effective December 1, 2014, following the closing of its acquisition of Compressor Systems, Inc. (CSI) in August 2014. In addition to the name change, and also effective December 1, 2014, the NASDAQ ticker symbol for CSI Compressco LP’s common units has been changed from “GSJK” to “CCLP”. No action is required by unitholders as a result of these changes.

Ron Foster, Senior Vice President and Chief Marketing Officer of CSI Compressco LP, remarked, “We are very excited with progress on assimilating these two great companies and believe the new name provides evidence of our progress in combining two very complimentary company cultures into one world class organization. With the acquisition of CSI, we now offer a full range of compression products and services that cover compression needs throughout the entire natural gas production and transportation cycle. Our primary business lines include service operations, after-market services and equipment sales to natural gas and oil producing clients throughout North America and many foreign countries.”

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.0 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and engine-driven oilfield fluid pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor parts and components manufactured by third-party suppliers. CSI Compressco’s aftermarket services business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Contact:
CSI Compressco LP, Midland, Texas
Timothy A. Knox, 432/563-1170
Fax: 432/561-9732
www.compressco.com

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